Exhibit 99.2

PORTFOLIO SUMMARY
PROPERTIES OWNED	% LEASED AS OF 12/31/2006	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE	ALLOCATED NET SALE PROCEEDS
8560 Upland Drive (formerly known as ADIC)	100%	28%	12/21/01	$13,169,834	N/A	N/A	N/A
American InterContinental University	100%	28%	9/19/03	$26,977,172	N/A	N/A	N/A
AmeriCredit	SOLD	28%	7/16/01	$12,541,466	4/13/05	$14,444,000	$4,020,236
John Wiley & Sons	SOLD	28%	12/12/02	$17,506,702	4/13/05	$21,530,000	$6,023,298
Siemens – Orlando	100%	47%	10/30/03	$11,709,127	N/A	N/A	N/A
Randstad – Atlanta	100%	47%	12/19/03	$6,529,980	N/A	N/A	N/A
7500 Setzler Parkway	SOLD **	47%	3/26/04	$7,040,475	1/31/07	$8,950,000	$4,127,857
WEIGHTED AVERAGE	100%

*	The Acquisition Price does not include the upfront sales charge.
**	This asset was sold after the close of the quarter.

FUND FEATURES

OFFERING DATES	March 2001 – March 2003

PRICE PER UNIT	$10

STRUCTURE	Cash-Preferred – Cash available for distribution up to 10% Preferred Tax-Preferred – Net loss until capital account reaches zero + No Operating Distributions

STRUCTURE RATIO AT CLOSE OF OFFERING	Cash-Preferred – 80% Tax-Preferred – 20%

AMOUNT RAISED	$37,720,487

Please note that the figures and dates in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

The financial information presented is preliminary and subject to change, pending the filing of the Partnership’s Form 10-K for the period ended December 31, 2006. We do not make any representations or warranties (expressed or implied) about the accuracy of any such statements to the investor’s realized results at the close of the Fund.

Readers of this correspondence should be aware that there are various factors and uncertainties that could cause actual results to differ materially from any forward-looking statements made in this material. Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund XIII is in the holding phase of its life cycle. The Fund now owns interests in four properties, having sold the 7500 Setzler Parkway building after the close of the quarter. The remaining properties are 100% leased to tenants in the beginning to middle of their lease terms. Our focus in the near-term is to maintain the high occupancy level of the portfolio and maximize operating performance in each of the assets in order to deliver what we believe will be greater overall performance for our investors.

The sale of the 7500 Setzler Parkway building capitalizes on the recent lease with FedEx. We also wanted to take advantage of the current capital markets environment and the strong demand for industrial product, as reflected in the significant increase in value over the holding period.

The fourth quarter 2006 operating distributions to the Cash-Preferred unit holders were 7.50% (see “Estimated Annualized Yield” table), an increase over the prior quarter. The General Partners anticipate that operating distributions may decline in the near-term, due to the reduced cash flow resulting from the sale of 7500 Setzler Parkway. Over the next few weeks, the General Partners will evaluate if distributions of the net sale proceeds from this recent sale are appropriate.

We would like to highlight the Cumulative Performance Summary on the back page, which provides a high-level overview of the Fund’s overall performance to date.

Continued on reverse

Property Summary

•	The 8560 Upland Drive building (formerly known as ADIC), located in Denver, Colorado, is fully leased until 2011.

•

The American InterContinental University (AIU) building is located in Hoffman Estates, Illinois, a suburb of Chicago. This asset is now 100% leased, with AIU having expanded into the remaining vacant space. Lease expirations are spread between 2007 and 2010.

•

The AmeriCredit building, located in Jacksonville, Florida, was sold on April 13, 2005, and $4,020,236 in net sale proceeds has been allocated to the Fund. The November 2005 distribution included $4,002,754 of these proceeds. The remaining $17,483 is being reserved for ongoing operations.

•

John Wiley & Sons is located in Indianapolis, Indiana. This asset was sold on April 13, 2005, and $6,023,298 in net sale proceeds has been allocated to the Fund. The November 2005 distribution included $5,997,246 of these proceeds. The remaining $26,052 is being reserved for ongoing operations.

•	The Siemens – Orlando building was acquired in October 2003. The property is 100% leased to four tenants, and the major lease to Siemens extends to 2009.

•	The Randstad – Atlanta building was acquired in December 2003. This office property is 100% leased and expires in 2013. This asset is currently being marketed for sale.

•

7500 Setzler Parkway is located in Brooklyn Park, Minnesota. This asset was sold on January 31, 2007, and net sales proceeds of approximately $4,127,857 were allocated to the Fund. In the coming weeks, the General Partners will evaluate if a distribution of the proceeds is appropriate.

CUMULATIVE PERFORMANCE SUMMARY(1)
	Par Value	Cumulative Operating Cash Flow Distributed	Cumulative Passive Losses(2)	Cumulative Net Sale Proceeds Distributed	Estimated Unit Value as of 12/31/06(3)
Per “Cash-Preferred” Unit	$10	$3.45	N/A	$2.33	$7.20
Per “Tax-Preferred” Unit	$10	$0.00	$0.11	$4.58	$8.19

(1)

These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units and have not made any conversion elections from Cash-Preferred units to Tax-Preferred units, or vice versa, under the Partnership agreement.

(2)

This per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Tax-Preferred Unit, reduced for Gain on Sale per unit allocated to a Pure Tax-Preferred Unit.

(3)	Please refer to the disclosure related to the estimated unit valuations contained in the 1/30/2007 Form 8-K for this partnership.

ESTIMATED ANNUALIZED YIELD*
	Q1	Q2	Q3	Q4	AVG YTD
2006	7.50%	7.50%	6.50%	7.50%	7.25%
2005	8.00%	5.00%	6.50%	7.00%	6.63%
2004	8.00%	8.00%	8.00%	8.50%	8.13%
2003	5.00%	4.50%	5.25%	6.50%	5.31%
2002	6.43%	5.00%	5.00%	5.00%	5.36%
2001	0.00%	0.00%	0.00%	6.58%	2.17%

TAX PASSIVE LOSSES — “TAX-PREFERRED” PARTNERS
2005	2004	2003	2002	2001	2000
-24.61%**	10.80%	6.47%	6.42%	2.06%	N/A

*	The calculation is reflective of the $10 offering price, adjusted for NSP paid-to-date to “Cash-Preferred” unit holders.
**	Negative percentage due to income allocation.

For a more detailed quarterly financial report, please refer to

Fund XIII’s most recent 10-Q filing, which can be found

on the Wells Web site at www.wellsref.com.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

LPFCTPRO4QFACTS07-01 (4271)	© 2007 Wells Real Estate Funds